Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER COMMENTS ON FOURTH QUARTER

Revenue Above But Income Below Guidance

Remodels Operations for 2006

GREENWOOD VILLAGE, Colo. – January 24, 2006 – CIBER, Inc. (NYSE: CBR) commented that while revenue for the fourth quarter of 2005 looks to be approximately $238 million, which is above the guidance given October 25th, earnings will be approximately $0.05-$0.06 per share (these results are preliminary and subject to final audit), reflecting cancelled projects and other staffing engagement curtailments at year-end, plus additional, abnormally high expenses at the consolidated level.

The primary reasons for the reduced operating results were approximately $2 million of pre-tax charges  (or $0.02 per share) from each of these two components:

Custom Commercial Practice – Two cancelled and two reduced projects ($1.3 million), as well as miscellaneous weaker gross profit results.

State & Local Government Practice – One cancelled and one delayed project ($0.8 million), additional development costs on our product for the Law and Justice vertical ($0.9 million) and increases in other direct expenses ($0.3 million).

Additionally, unanticipated corporate expenses were primarily due to higher than usual medical claims ($0.8 million), interest expense ($0.4 million), and foreign exchange adjustments on inter-company balances ($0.5 million), or approximately $0.02 per share.

 “Clearly we are disappointed in these results.  It was unusual to have so many stoppages and other issues in the month of December.  Most of the contracts were in our practice serving Corporate America, while two were in our State & Local Government Practice.  Although Europe met our expectations, pipeline delays in our VAR business and Novasoft remaining a public company kept them from contributing at a higher level,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

Remodeling for 2006:

“We are pleased with revenue this quarter, which exceeded guidance and attests to the relevance of our overall go-to-market strategies.  That said, we have not had the overall organic growth or solutions shifts that we have been striving for, which have resulted in lower gross profits and operating margins than we have targeted.  Consequently, as part of Dave Girard’s (Chief Operating Officer since September 2005) charge, in the December quarter we remodeled and realigned many operations in our U.S. Commercial and State & Local Government Practices.  Also in the fourth quarter, we started a new strategic sales effort aimed at driving revenue into CIBERsites, both domestically and offshore.  Finally, we separately realigned our U.S. Federal Practice and European operational leadership structure for 2006 in the quarter,” continued Slingerlend.

“No business unit operation was unchanged in the fourth quarter, and all of our energies are aimed at making 2006 a very strong year for CIBER.  2005 was not up to our expectations and not on the improving path we have had since 2001.  We want 2006 to correct this and meet the guidance we set out for the year.  We believe these initiatives will add momentum to 2006 as it proceeds,” concluded Slingerlend.

CIBER will host a conference call today at 5:00 P.M. EST to discuss this announcement.  To participate in the call dial 877-356-5579 in the U.S. or 706-679-3419 internationally.  The conference ID is 4732860.  The call will also be webcast live at www.ciber.com.  Additionally a replay of the call will be available beginning two hours after the call by dialing 800-872-1691.

CIBER will report its 2005 results and discuss its outlook for 2006 in a conference call to be scheduled for February 16, 2006.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 17 countries, with annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

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